Exhibit 99.3
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
     As used in the management’s discussion and analysis of financial condition and results of operations for the Trico Supply Group below, “Trico Supply Group,” “we,” “us,” and “our” refers to the Trico Supply Group.
     The following discussion and analysis of our results of operations and financial condition for the three- and nine-month period ended September 30, 2010 and 2009 should be read in conjunction with Summary Consolidated Financial Data and our audited and unaudited consolidated financial information, which appear elsewhere in this Statement. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, opinions, expectations, anticipations and intentions and beliefs. Actual results and the timing of events could differ materially from those anticipated in those forward-looking statements as a result of a number of factors. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” elsewhere in this Statement.
Immediate Risks, Uncertainties, and Going Concern
     There is substantial doubt regarding our ability to maintain sufficient liquidity to operate our business and our ability to continue as a going concern. Our cumulative losses, high level of indebtedness, actual and prospective defaults under the Notes and our other indebtedness, in addition to our current liquidity situation, raise substantial doubt as to our ability to continue as a going concern for a period of twelve months or less.
     Our ability to continue as a going concern depends on, among other factors, a successful restructuring of the Notes, the Priority Credit Facility and the Working Capital Facility and a return to profitable operations. In order to continue as a going concern, we will need to consummate the Restructuring, as well as accomplish some or all of the following: (i) access cash in certain of our subsidiaries, (ii) optimize our capital expenditures, (iii) access the financing proposed to be provided in conjunction with the Restructuring, (iv) effectively manage our working capital and (v) improve our cash flows from operations. Completion of the foregoing actions is not solely within our control, and we may be unable to successfully complete one or all of these actions. If we become unable to continue as a going concern, we will need to liquidate our assets and we might receive significantly less than the values at which they are carried on our consolidated financial statements. The financial information included herein does not contain any adjustments should we be unable to continue as a going concern.
     There can be no assurance that we will be able to consummate the Restructuring. Furthermore, we may be unable to maintain adequate liquidity prior to the Restructuring or otherwise, and, as a result, we may be required to seek protection pursuant to a voluntary bankruptcy filing under Chapter 11 or pursue similar proceedings in foreign jurisdictions.
Overview
     We are an integrated provider of subsea services, subsea trenching and protection services and offshore supply vessels (“OSVs”) to oil and natural gas exploration and production companies that operate in major offshore producing regions around the world. Our subsea operations, including technologically advanced and often proprietary services performed in demanding subsea environments, represented approximately 95% of our revenues for the third quarter of 2010. The remainder of our revenue is attributable to our towing and supply business. We operate through three business segments: (i) subsea services (ii) subsea trenching and protection and (iii) towing and supply.
     The revenues and costs for our subsea services segment primarily are determined by the scope of individual projects and in certain cases by multi-year contracts. Subsea services projects may utilize any combination of vessels, both owned and leased, and components of our non-fleet equipment consisting of remotely-operated vehicles (“ROVs”), installation handling equipment, and survey equipment. The scope of work, complexity, and area of operation for our projects will determine what assets will be deployed to service each respective project. Rates for our subsea services typically include a composite day rate for the utilization of a vessel and/or the appropriate equipment and personnel to service the project, as well as the crew. These day rates can be fixed or variable and are primarily influenced by the specific technical requirements of the project, the availability of the required vessels and equipment and the project’s geographic location and competition. Occasionally, projects are based on unit-rate contracts (based on units of work performed, such as miles of pipeline inspected per day) and occasionally through lump-sum contractual arrangements. In addition, we generate revenues for onshore engineering work, post processing of survey data, and associated reporting. The operating costs for the subsea services segment primarily reflect the rental or ownership costs for our vessels and equipment, crew compensation, supplies and marine insurance. Our customers are typically responsible for mobilization expenses and fuel costs. Variables that may affect our subsea services segment include the scope and complexity of each project, weather or environmental downtime, and water depth. Delays or acceleration of projects will result in fluctuations of when revenues are earned and costs are incurred but generally they will not materially affect the total amount of costs.
     The revenues and costs for our subsea trenching and protection segment are also primarily determined by the scope of individual projects. Based on the overall scale of the respective projects, we may utilize any combination of engineering services, assets and personnel, consisting of a vessel that deploys a subsea trenching asset, ROV and survey equipment, and supporting offshore crew and management. Our asset and personnel deployment is also dependent on various other factors such as subsea soil conditions, the type and size of our customer’s product and water depth. Revenues for our subsea trenching and protection segment include a composite daily rate for the utilization of vessels and assets plus fees for engineering services, project management services and equipment mobilization. These daily rates will vary in accordance with the complexity of the project, existing framework agreements with clients, competition and geographic location. The operating costs for this segment predominantly reflect the rental of its leased vessels, the hiring of third party equipment (principally ROVs and survey equipment which we sometimes hire from our subsea services segment), engineering personnel, crew compensation and depreciation on subsea assets. The delay or acceleration of the commencement of customer offshore projects will result in fluctuations in the timing of recognition of revenues and related costs, but generally will not materially affect total project revenues and costs.
     The revenues for our towing and supply segment are impacted primarily by fleet size and capabilities, day rates and vessel utilization. Day rates and vessel utilization are primarily driven by demand for our vessels, supply of new vessels, our vessel availability, customer requirements, competition and weather conditions. The operating costs for the towing and supply segment are primarily a function of the active fleet size. The most significant of our normal direct operating costs include crew compensation, maintenance and repairs, marine inspection costs, supplies and marine insurance. We are typically responsible for normal operating expenses, while our contracts provide that customers are typically responsible for mobilization expenses and fuel costs.
Our Outlook
     Our results of operations are highly dependent on the level of operating and capital spending for exploration and development by the energy industry, among other things. The energy industry’s level of operating and capital spending is substantially related to the demand for natural resources, the prevailing commodity price of natural gas and crude oil, and expectations for such prices. During periods of low commodity prices, our customers may reduce their capital spending budgets which could result in reduced demand for our services. Other factors that influence the level of capital spending by our customers which are beyond our control include: worldwide demand for crude oil and natural gas and the cost of exploring for and producing oil and natural gas which can be affected by environmental regulations, significant weather conditions, maintenance requirements and technological advances that affect energy and its usage.
     In addition to the macro level factors above, we believe the long-term impact of the oil spill in the U.S. Gulf of Mexico is likely to lead to increased standards of pipeline inspection, repair and maintenance which will result in an overall higher spending per well and increased demand for our subsea services on a global basis.

     For 2011, we expect to continue to focus on the key areas discussed below. Our expectations are based on information currently available to us and assumptions made by us, including, among other things, that we will continue as a going concern and that if we do file for bankruptcy, it will not impair our ability to run our business or require a change to our business focus. To the extent our underlying assumptions about or interpretations of available information prove to be incorrect, we may change our key areas of focus:
     Reduce our debt level and carefully manage liquidity and cash flow. Our substantial amount of indebtedness requires us to restructure our balance sheet to meet our capital expenditure, working capital and debt service requirements.
     In order to manage our immediate obligations, we are currently taking the following steps:
•	We, our financial advisor, Evercore Group L.L.C. (“Evercore”), and our restructuring advisor, AP Services, LLC (“AlixPartners”), are in discussions with some of our existing debt holders regarding restructuring our indebtedness; and

•	We are conserving cash by optimizing capital expenditures and managing working capital.
     Maximize our vessel utilization and our service spreads. We offer our customers a variety of subsea installation, construction, trenching and protection services using combinations of our equipment and personnel to maximize the earnings per vessel and to increase the opportunity to offer a differentiated technology service package. We continue to offer our subsea services and subsea trenching, protection and installation services through a combination of vessels chartered from third parties and owned vessels.
     Reduce exposure to a declining offshore towing and supply vessel business. Over time, we believe transitioning away from a low growth, commoditized towing and supply business toward specialized subsea services will result in improved operating results. As part of this transition, we are divesting non-core or underperforming towing and supply assets. In 2009, we sold two platform supply vessels (“PSVs”) and one anchor handling, towing and supply vessel (“AHTS”) for aggregate proceeds of approximately $65 million. During the first nine months of 2010, we completed one AHTS sale for net proceeds of $15.4 million. During the fourth quarter of 2010, we sold two multi-purpose platform supply vessels (“MPSVs”) for $52.3 million.
Market Outlook — Demand for our Vessels and Services
     Each of our operating segments experienced different impacts from the 2010 BP oil spill, continued tight credit markets, low commodity prices and instability in drilling activity. In all segments, however, we have seen increasing stability of exploration and production, particularly in Brazil. We will continue to focus our efforts on increasing market presence in regions demonstrating increased capital expenditure spending budgets and field infrastructure projects. For 2011, we expect continued improvement from 2010 in exploration and production spending, offshore drilling worldwide, and construction spending, but we anticipate the beginning of significant subsea spending increases based on unit growth in new subsea construction and a growing base of installed subsea trees.
     Subsea Services. Given that a majority of our subsea services work includes inspection, maintenance and repair required to maintain existing pipelines, and such services are covered by operating expenditures rather than capital expenditures, we believe the outlook for our subsea services will remain consistent with the levels of subsea spending occurring in 2010. However we see these spending levels rising in 2011 due to continued global recovery and inspection services increasing due to the 2010 BP oil spill. We also believe that pricing for subsea services contracts will continue to improve in 2011.
     Subsea Protection and Trenching. For 2011, we expect demand for our subsea protection and trenching services to be similarly driven by the increase in overall spending on subsea services. We are beginning to participate in increased bidding activity, particularly in the North Sea, Australia, and Asia Pacific regions. However, we believe that certain markets may remain weak and we are minimizing our exposure to these regions by positioning our assets outside these regions. In addition, we participate in the renewable energy industry, particularly in the North Sea and Europe, and we expect increasing demand in these regions as a result of worldwide “green” initiatives in 2011 and beyond.
     Towing and Supply. In 2010, we continued to see weaknesses in the towing and supply segment, driven by lower exploration and production spending and an oversupply of vessels due to new build vessels continuing to come into the market. We have proactively addressed the change in the fundamentals in this market by selling vessels in 2009 and 2010. This has reduced our market exposure and increased the utilization of our remaining fleet.
Significant Events
     Atlantic Challenger Norwegian Tonnage Tax Issue. During a year-end tax evaluation performed in January 2011, a possible violation of the Norwegian tonnage tax regulations was noted for the year ended December 31, 2010. The possible violation relates to work performed by a vessel owned by Deep Ocean Shipping AS (“DOS”), a subsidiary of Trico Shipping. Both DOS and Trico Shipping are Norwegian tonnage tax companies and are governed by the associated regulations. The vessel, the Atlantic Challenger, a diving support vessel, was being used by a sub-charteree for a project in the Middle East for a period of approximately four months in 2010. During this project, the vessel performed work that was in compliance with the tonnage tax regulations but also performed a certain activity that was a disallowed activity under the tonnage tax regime. This disallowed activity could result in a breach of conditions for tonnage tax taxation. The Company on a voluntary basis has provided information regarding the Atlantic Challenger’s activities to the Central Tax Office (“CTO”) in Norway and requested a ruling related to the tonnage tax regulations. There are a number of possible outcomes ranging from the activity of the vessel being deemed in compliance with tonnage tax regulations to DOS being prospectively exited from the tonnage tax regime to DOS and Trico Shipping being retrospectively exited from the tonnage tax regime. There are no exit tax consequences to a potential exit of DOS from the tonnage tax regime. If Trico Shipping were exited from the tonnage tax regime, its exit tax liability of approximately 377m NOK ($65 million) would become due and payable immediately. See “Risk Factors—Risks Relating to the Company’s Business—Certain deferred taxes could be accelerated and the effective tax rate on certain Norwegian guarantors’ income could be increased if Trico Shipping and certain of the Norwegian guarantors fail to comply with the Norwegian tonnage tax regime.” Based on an analysis performed in accordance with the guidelines of Accounting Standards Codification (“ASC”) 740-10, addressing accounting for uncertainty in income taxes, Management has determined that it is more likely than not that Trico Shipping would not be ruled ineligible for the tonnage tax regime, and that no exit tax liability would be accelerated. Accordingly, no adjustments have been made to the financial statements as of and for the nine months ended September 30, 2010 for any uncertainties concerning this matter. Further, such financial statements were prepared with the expectation that Trico Shipping remains eligible to elect the voluntary payment regime and therefore will pay an amount of approximately $15 million over three years to satisfy its exit tax liability.
     Tebma. We were in a dispute with the Tebma shipyard in India (“Tebma”) regarding the construction of the following six vessels for Trico Subsea AS: Hulls No. 120, 121, 128 and 129 (the “Four Cancelled Tebma Vessels”) and Hulls No. 118 and 119 (the “Two Remaining Tebma Vessels”). Trico Subsea AS and Tebma disputed whether the construction contracts of each of the vessels remained in effect; if not, by whom and for what reason the contracts were cancelled; and whether Trico Subsea AS had the right to call on refund guarantees issued for its benefit. The refund guarantees were issued by several Indian financial institutions in the aggregate amount of approximately $19 million with respect to the Four Cancelled Tebma Vessels, and in the aggregate amount of approximately $22 million with respect to the Two Remaining Tebma Vessels. Since July 1, 2010, (i) Trico Subsea AS took action to cancel the construction contracts for the Four Cancelled Tebma Vessels, and submitted draw requests to the financial institutions issuing the refund guarantees for the same vessels, in the approximate aggregate amount of $19 million, and (ii) Tebma took action to cancel the construction contracts for all six vessels, and initiated court proceedings in India to restrain Trico Subsea AS and the issuing financial institutions from acting in respect of the refund guarantees. We held discussions with Tebma to resolve these disputes and entered into a settlement agreement, wherein all six MPSV contracts would be cancelled or assigned in exchange for $18.5 million and certain equipment being provided to Trico Supply. The funds were received on January 3, 2011. In connection with the commencement of these disputes during 2010, we reassessed the carrying value of these assets for impairment, as defined by accounting guidance for long-lived assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset from its use or eventual disposition. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As a result of this assessment, we recognized an impairment during the three and nine months ended September 30, 2010 of $16.4 million and $85.4 million on the Two Remaining Tebma Vessels and the Four Cancelled Tebma Vessels. The remaining fair value for the owner furnished equipment at September 30, 2010 was $2.8 million.
     Asset Sales. During the first nine months of 2010, we sold one AHTS for net proceeds of $15.4 million which required a partial debt repayment of $14.5 million. The sale resulted in a gain of $4.1 million.
     Marine vessels held for sale at September 30, 2010 included two MPSVs which are included in the subsea services and subsea trenching and protection segments. These vessels were subsequently sold for $52.3 million in December 2010. In connection with the sale, we were required to make a partial debt payment of $32.5 million.
     Other Fair Value Measurements. Due to further deterioration of our operating results and further reductions in our forecasted revenue outlook during 2010, interim impairment assessments of intangible assets were performed at June 30, 2010 and September 30, 2010. At each assessment date, we recognized impairments related to certain tangible and intangible assets that required the use of non-recurring fair value measurements. These charges were recognized under “Impairments” in the Statements of Operations. For the three and nine months ended September 30, 2010, we recognized a $3.2 million and $13.4 million impairment write down of intangible assets related to our trade names in subsea services based on a “relief from royalty” valuation methodology. The fair value for intangible assets, after consideration of the impairment charge, at September 30, 2010 was $95.1 million. Customer lists were also evaluated for impairment based on estimated undiscounted future cash flows. No impairments were necessary at September 30, 2010 for our customer list assets. Further deterioration in our operating performance, reductions in our revenue forecast or the loss of key customer relationships could result in further impairments to our intangible assets in future periods and such amounts could be material.
     We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired as defined by accounting guidance for long-lived assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. If market conditions were to decline in market areas in which we operate, it could require us to evaluate the recoverability of our long-lived assets, which may result in write-offs or write-downs on our vessels that may be material individually or in the aggregate. Due to several indicators of impairment, we tested our long-lived assets for recovery on a vessel by vessel basis which was the lowest level for which there are identifiable cash flows. As a result of our analysis, we recognized an $81.6 million impairment for the three and nine month periods ended September 30, 2010.
     Prior to our acquisition, CTC entered into a sub-contract (“the Sub-contract”) dated March 30, 2007 with Saipem S.p.A (“Saipem”), an Italian-registered company. Saipem had previously been contracted by oil and gas operator Terminale GNL Adriatico Srl (“ALNG”) to lay, trench and backfill an offshore pipeline in the northern Adriatic Sea. The Sub-contract related to the trenching and backfilling work. Work on location commenced on February 13, 2008 and was completed on May 5, 2008. The project took longer than originally anticipated and the target depth of cover for the pipeline was not met for the whole of the route due to CTC encountering significantly different soils on the seabed to those which had been identified in the geotechnical survey documentation. In conjunction with the acquisition of CTC in May of 2008, we recorded an asset in purchase accounting related to the estimated fair value of this claim as of the acquisition date. In the summer of 2008, CTC submitted a contractual claim to Saipem in relation to the different soils. Saipem in turn made submissions to ALNG. ALNG rejected Saipem’s submission and

Saipem has, in turn, refused to pay CTC the additional sums. The Sub-contract is governed by English law and specifies that disputes that are incapable of resolution must be referred to arbitration before three Arbitrators under the International Chamber of Commerce rules. Arbitration is a commercial rather than a court remedy. The decision of the Arbitral Tribunal is enforceable in the courts of all major nations and was announced in the fourth quarter of 2010. As a result of the decision being favorable for Saipem, we recognized an impairment charge for the three and nine months ended September 30, 2010 in the amount of $4.3 million and $9.3 million, respectively. In addition, under the terms of the arbitration ruling we were required to pay two million British Pounds ($3.2 million at January 31, 2011) for Saipem’s legal costs.
Non-GAAP Financial Measures
     A non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We measure operating performance based on adjusted EBITDA, a non-GAAP financial measure, which is calculated as operating income or loss before depreciation and amortization, impairments, and gain/loss on sale of assets. Our measure of adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.
     We believe that presentation of adjusted EBITDA provides useful information to our investors regarding our financial condition and results of operations because adjusted EBITDA is a financial metric used by management (i) to monitor and evaluate the performance of our business operations, (ii) to facilitate management’s internal comparison of our historical operating performance of our business operations, (iii) to facilitate management’s external comparisons of the results of our overall business to the historical operating performance of our competitors, (iv) to analyze and evaluate financial and strategic planning decisions regarding future operating investments and acquisitions, which may be more easily evaluated in terms of adjusted EBITDA, (v) as a key metric in the calculation of awards under the Short Term Management Incentive Plan and (vi) to plan and evaluate future operating budgets and determine appropriate levels of operating investments.
     We believe the GAAP financial measure that adjusted EBITDA most directly compares to is operating income or loss. Because adjusted EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flows statement data prepared in accordance with GAAP.
     The following table reconciles adjusted EBITDA to operating income (loss) (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Adjusted EBITDA (1)	$6,957	$34,460	$25,041	$72,381
Depreciation and amortization	(16,967)	(15,999)	(48,652)	(45,157)
Impairments	(105,564)	(1,184)	(189,752)	(15,207)
Gain (loss) on sale of assets	4	(762)	3,890	14,375

Operating income (loss)	$(115,570)	$16,515	$(209,473)	$26,392

(1)	Non-GAAP Financial Measure.
Results of Operations for Fourth Quarter of 2010
     The consolidated financial statements of the Trico Supply Group for the three months ended December 31, 2010 and as of such date are not yet available and have not been included in this Statement. We have not completed our normal quarter-end closing and review processes for the three months ended December 31, 2010. It is unlikely that financial statements for the Trico Supply Group for the three months ended December 31, 2010 will be available prior to the currently scheduled Expiration Date of the Exchange

Offer. The Trico Marine Group, which provides the accounting and financial reporting services for the Trico Supply Group, does not have a sufficient complement of personnel to provide for the timely preparation and review of financial statements of the Trico Supply Group for such period. As a result, we also are not in a position at this time to present financial data in this Statement regarding the results of operations of the Trico Supply Group for the three months ended December 31, 2010.
     Based on preliminary information, we believe that the results of operations of the Trico Supply Group deteriorated for the three months ended December 31, 2010 as compared to the three months ended September 30, 2010. Based on preliminary information, we currently estimate that the Trico Supply Group may have had little if any positive Adjusted EBITDA for the three months ended December 31, 2010. See “Summary Consolidated Financial Data for the Trico Supply Group” for financial information regarding the results of operations for the quarter ended September 30, 2010 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” for a discussion of the components of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating (loss) for such period. The deterioration of the results of operations of the Trico Supply Group during the three months ended December 31, 2010 as compared to the previous period was due in large part to the continued deterioration of the business of CTC. See “Risk Factors— Risks Relating to the Company’s Business—Our subsidiary CTC has suffered deteriorating results of operations, and even after the Restructuring, we may need to either sell it or invest substantial expenditures to stabilize it.”
Results of Operations
     The following table summarizes our consolidated results of operations for the three and nine month periods ending September 30, 2010 and 2009 (in thousands, except percentages).

	Three Months Ended September 30,				Nine Months Ended September 30,
	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
	(unaudited)				(unaudited)
	(in thousands, except percentages)
Revenues:
Subsea services	$71,517	$80,609	$(9,092)	(11)%	$198,333	$208,868	$(10,535)	(5)%
Subsea trenching and protection	53,760	79,693	(25,933)	(33)%	126,426	174,096	(47,670)	(27)%
Towing and supply	6,543	14,434	(7,891)	(55)%	21,196	45,681	(24,485)	(54)%

Total	131,820	174,736	(42,916)	(25)%	345,955	428,645	(82,690)	(19)%
Operating income (loss):
Subsea services	(110,832)	1,511	(112,343)	(7,435)%	(197,912)	(17,341)	(180,571)	1,041%
Subsea trenching and protection	(8,210)	14,968	(23,178)	(155)%	(9,686)	26,648	(36,334)	(136)%
Towing and supply	3,472	36	3,436	9,544%	(1,875)	17,085	(18,960)	(111)%

Total operating income (loss)	(115,570)	16,515	(132,085)	(800)%	(209,473)	26,392	(235,865)	(894)%
Interest income	76	2,268	(2,192)	(97)%	6,907	9,042	(2,135)	(24)%
Interest expense, net of amounts capitalized	(47,990)	(5,416)	(42,574)	786%	(85,419)	(23,729)	(61,690)	260%
Restructuring costs	(6,836)	—	(6,836)	(100)%	(9,868)	—	(9,868)	(100)%
Other income (expense), net	67,395	28,344	39,051	138%	160	29,288	(29,128)	(99)%

Income (loss) before income taxes	(102,925)	41,711	(144,636)	(347)%	(297,693)	40,993	(338,686)	(826)%
Income tax (benefit) expense	(52,646)	(710)	(51,936)	7,315%	(39,481)	(18,703)	(20,778)	111%

Net income (loss)	(50,279)	42,421	(92,700)	(219)%	(258,212)	59,696	(317,908)	(533)%

Less: Net income attributable to the noncontrolling interest	—	—	—	0%	—	(1)	1	(100)%

Net income (loss) attributable to Trico Supply Group	$(50,279)	$42,421	$(92,700)	(219)%	$(258,212)	$59,695	$(317,907)	(533)%

     The following information on day rates, utilization and average number of vessels is relevant to our revenues and is the primary driver of our revenue fluctuations. Our consolidated fleet’s average day rates, utilization, and average number of vessels by vessel class, is as follows (only includes actively marketed vessels):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Average Day Rates:
Towing and Supply
North Sea Class(1)	$13,718	$19,099	$13,793	$18,022
Utilization:
Subsea
MSVs(2)	82%	89%	84%	85%
SPSVs/MPSVs(3)	65%	100%	66%	90%

Subsea Trenching and Protection	95%	94%	78%	95%
Towing and Supply
North Sea Class	99%	86%	95%	85%
Average Number of Vessels
Subsea
MSVs(2)	8.0	10.0	8.0	9.6
SPSVs/MPSVs(3)	2.9	2.5	3.0	2.2

Subsea Trenching and Protection	5.0	4.5	4.3	4.2

Towing and Supply
North Sea Class	5.0	8.0	5.0	8.4

(1)	Anchor handling, towing and supply vessels and platform vessels

(2)	Multi-purpose vessels

(3)	Subsea platform supply vessels/Multi-purpose platform vessels
Overall Results
     For the three months ended September 30, 2010, we reported a net loss of $50.3 million on revenues of $131.8 million compared to net income of $42.4 million on revenues of $174.7 million for the same period in 2009. For the nine months ended September 30, 2010, we reported a net loss of $258.2 million on revenues of $346.0 million compared to net income of $59.7 million on revenues of $428.6 million for the same period in 2009. Our operating results for the three and nine months ended September 30, 2010 compared to the same prior year periods reflected a decline in revenue and a higher operating loss primarily as a result of (i) lower utilization in the subsea services and subsea protection and trenching segments and (ii) fewer vessels due to the sale of two vessels in the second half of 2009 and one vessel in the first half of 2010. The year-to-date operating loss was also higher due to a reduction in gains from the sale of assets recorded in 2010 compared to 2009 and increased 2010 impairments as a result of our second and third quarter assessments of intangible assets, reassessment of the value of an acquired asset, vessel impairments and a further impairment of subsea vessels under construction at Tebma Shipyard in India (“Tebma”). The 2010 results also included higher non-operating items for interest expense related primarily to the Notes and increased costs as a result of legal, consulting, and other expenses associated with our restructuring efforts. Other income (expense) during the three and nine months ended September 30, 2010 significantly changed over the same prior year periods primarily due to the foreign exchange gain (loss). The fluctuation in the foreign exchange gain (loss) was primarily due to the Notes as well as certain intercompany notes that are U.S. dollar denominated borrowings of NOK functional currency entities.

Segment Results
     Subsea Services

	Three Months Ended September 30,				Nine Months Ended September 30,
	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
	(unaudited)				(unaudited)
	(in thousands, except percentages)
Revenues:	$71,517	$80,609	$(9,092)	(11)%	$198,333	$208,868	$(10,535)	(5)%

Operating expenses:
Direct operating expenses	64,562	64,616	(54)	0%	172,463	173,255	(792)	0%
General and administrative	5,818	4,182	1,636	39%	14,549	12,887	1,662	13%
Depreciation and amortization	10,671	9,116	1,555	17%	28,616	24,860	3,756	15%
Impairments	101,295	1,184	100,111	8,455%	180,483	15,207	165,276	1,087%
Loss on sale of assets	3	—	3	100%	134	—	134	100%

Total operating expenses	182,349	79,098	103,251	131%	396,245	226,209	170,036	75%

Operating income (loss)	$(110,832)	$1,511	$(112,343)	(7,435)%	$(197,912)	$(17,341)	$(180,571)	1,041%

     Revenues decreased $9.1 million and $10.5 million for the three and nine months ended September 30, 2010 as compared to the same periods in the prior year. Operating losses increased $112.3 million and $180.6 million for the three and nine months ended September 30, 2010 as compared to the same periods in the prior year. The decreased revenues and increased operating losses are primarily a result of the decrease in vessels and lower utilization of the remaining vessels and assets. Average vessel count decreased with respect to MSVs by 2.0 and 1.6 vessels for the three and nine months ended September 30, 2010 compared to September 30, 2009. Utilization rates were also significantly lower for the SPSVs/MPSVs. For the quarter over quarter comparison, the utilization rate was 65% in 2010 compared to 100% in 2009. For the year-to-date comparison, the utilization rate was 66% in 2010 compared to 90% in 2009. The increased operating losses were also higher due to repairs associated with the Deep Endeavour in addition to impairments on our trade names of $3.2 million and on our vessels and vessels under construction of $98.0 million. The 2009 impairment was related to our withdrawal from our limited partnership with Volstad Marine AS and the cancellation of an equipment contract.
     Subsea Trenching and Protection

	Three Months Ended September 30,				Nine Months Ended September 30,
	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
	(unaudited)				(unaudited)
	(in thousands, except percentages)
Revenues:	$53,760	$79,693	$(25,933)	(33)%	$126,426	$174,096	$(47,670)	(27)%

Operating expenses:
Direct operating expenses	45,041	55,287	(10,246)	(19)%	98,097	120,734	(22,637)	(19)%
General and administrative	8,302	4,660	3,642	78%	15,893	13,240	2,653	20%
Depreciation and amortization	4,379	4,795	(416)	(9)%	12,874	13,507	(633)	(5)%
Impairments	4,269	—	4,269	100%	9,269	—	9,269	100%
Loss on sale of assets	(21)	(17)	(4)	24%	(21)	(33)	12	(36)%

Total operating expenses	61,970	64,725	(2,755)	(4)%	136,112	147,448	(11,336)	(8)%

Operating income (loss)	$(8,210)	$14,968	$(23,178)	(155)%	$(9,686)	$26,648	$(36,334)	(136)%

     Revenues decreased $25.9 million and $47.7 million for the three and nine month periods ended September 30, 2010. Operating income (loss) decreased $23.2 million and $36.3 million for the three and nine month periods ended September 30, 2010. Decreases in revenues and operating expenses are primarily due to a lower asset utilization rate of 78% for the nine months ended September 30, 2010 compared to 95% for the same period last year. The reductions in operating expenses during the three and nine month periods ended September 30, 2010 were partially offset by an aggregate impairment charge of $9.3 million being recognized related to a contractual dispute with Saipem for an acquired CTC contract. Compared to the same period in the prior year, general and administrative expenses increased as a result of higher legal costs, including an additional amount of $3.2 million due to Saipem for a settlement of legal fees, for the three month period ended September 30, 2010.

     Towing and Supply

	Three Months Ended September 30,				Nine Months Ended September 30,
	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
	(unaudited)				(unaudited)
	(in thousands, except percentages)
Revenues:	$6,543	$14,434	$(7,891)	(55)%	$21,196	$45,681	$(24,485)	(54)%

Operating expenses:
Direct operating expenses	257	10,040	(9,783)	(97)%	16,397	30,724	(14,327)	(47)%
General and administrative	883	1,491	(608)	(41)%	3,515	5,424	(1,909)	(35)%
Depreciation and amortization	1,917	2,088	(171)	(8)%	7,162	6,790	372	5%
Loss on sale of assets	14	779	(765)	(98)%	(4,003)	(14,342)	10,339	(72)%

Total operating expenses	3,071	14,398	(11,327)	(79)%	23,071	28,596	(5,525)	(19)%

Operating income (loss)	$3,472	$36	$3,436	9,544%	$(1,875)	$17,085	$(18,960)	(111)%

     Revenues decreased by $7.9 million and $24.5 million for the three and nine month periods ended September 30, 2010. Operating income (loss) increased by $3.4 million and decreased by $19.0 million for the three and nine month periods ended September 30, 2010 as compared to the prior year periods. The decreased revenues and expenses were a result of fewer vessels. The decrease in operating income (loss) is primarily related to a reduction in the amount of gains from the sale of assets recorded in 2010 compared to 2009. During the first nine months of 2010, the Company sold one AHTS vessel for a gain of approximately $4.1 million compared to one PSV in the same period of 2009 for a gain of approximately $14.3 million.
     Other Items

	Three Months Ended September 30,				Nine Months Ended September 30,
	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
	(unaudited)				(unaudited)
	(in thousands, except percentages)
Interest income	76	2,268	(2,192)	(97)%	6,907	9,042	(2,135)	(24)%
Interest expense, net of amounts capitalized	(47,990)	(5,416)	(42,574)	786%	(85,419)	(23,729)	(61,690)	260%
Restructuring costs	(6,836)	—	(6,836)	(100)%	(9,868)	—	(9,868)	(100)%
Other income (expense), net	67,395	28,344	39,051	138%	160	29,288	(29,128)	(99)%
Income tax (benefit) expense	(52,646)	(710)	(51,936)	7,315%	(39,481)	(18,703)	(20,778)	111%
Net income attributable to the noncontrolling interest	—	—	—	0%	—	(1)	1	(100)%
     Interest income. Interest income decreased $2.2 million and $2.1 million for the three and nine months ended September 30, 2010, respectively, compared to the same periods in 2009. The decrease in interest income for both periods was a result of decreased returns on temporary investments due to lower levels of cash and cash equivalents.
     Interest expense, net of amounts capitalized. Interest expense increased $42.6 million and $61.7 million for the three and nine months ended September 30, 2010, respectively, compared to the same periods in 2009. The increase in interest expense for the three and nine month periods was due to higher interest rates primarily as a result of the Notes which have a rate of 11.875%, the contingent interest on the Notes triggered by our inability to meet the registration statement filing requirement and a reduction in capitalized interest due to the status of our construction in progress. In addition, we wrote off the deferred financing costs on the Notes and the Working Capital Facility in the third quarter of 2010 in the amount of $18.0 million as well as the debt discount of the Notes in the amount of $12.4 million. We capitalized interest related to vessels currently under construction to the extent we were continuing to make progress towards completion. Capitalized interest for the three and nine months ended September 30, 2010 totaled $0.1 million and $7.7 million, respectively, and $4.7 million and $14.4 million, respectively, for the same period in 2009.
     Restructuring costs. In connection with our restructuring efforts, we incurred costs primarily related to consulting and legal expenses totaling $6.8 million and $9.9 million for the three and nine month periods ended September 30, 2010. There were no corresponding costs in 2009.

     Other income (expense). Other income (expense) for the three and nine months ended September 30, 2010 was $67.4 million and $0.2 million compared to $28.3 million and $29.3 million for the comparable prior periods. The primary reason for the changes was due to foreign exchange gain (loss) as a result of the $400 million Notes that are U.S. Dollar denominated on NOK functional currency books and intercompany notes between DeepOcean ASA, CTC, Trico Shipping and Trico Supply.
     Income tax benefit. Our income tax benefit for the three and nine months ended September 30, 2010 was $52.6 million and $39.5 million compared to $0.7 million and $18.7 million for the comparable prior year periods. The income tax benefit for each period is primarily associated with our U.S. federal, state and foreign taxes. In March of 2010, the Norwegian Ministry of Finance issued transitional rules whereby tonnage tax companies with exit tax liability could pay ordinary tax upon distribution of their untaxed profits or elect a voluntary settlement of the tax liability whereas a percentage of the untaxed profits would be payable annually in equal amounts over the three years commencing in 2011. Trico Shipping will be required to elect this voluntary regime as the alternative to elect to pay upon distribution is not available due to certain intercompany loans entered into subsequent to the date a ban on lending to related tonnage taxed parties was introduced. This voluntary election will result in a total tax payment by Trico Shipping of approximately 90 million NOK ($15.5 million). At September 30, 2010, our tax benefit differed from that under the statutory rate primarily due to a tax benefits of $27.6 million associated with the Norwegian Tonnage Tax Regime voluntary election, and to a lesser extent our permanent reinvestment of foreign earnings and state and foreign taxes. Our effective tax rate is subject to wide variations given our structure and operations. We operate in many different taxing jurisdictions with differing rates and tax structures. Therefore, a change in our overall plan could have a significant impact on the estimated rate.
Liquidity and Capital Resources
     Overview
     There is substantial doubt regarding our ability to maintain liquidity sufficient to operate our business and our ability to continue as a going concern. Our cumulative losses, high level of indebtedness, actual and prospective defaults under the Notes and our other indebtedness, in addition to our current liquidity situation, raise substantial doubt as to our ability to continue as a going concern for a period of twelve months or less. As of September 30, 2010, we had negative working capital of approximately $393 million.
     Our ability to continue as a going concern depends on, among other factors, a successful restructuring of the Notes, the Priority Credit Facility and the Working Capital Facility and a return to profitable operations. In order to continue as a going concern, we will need to consummate the Restructuring, as well as accomplish some or all of the following: (i) access cash in certain of our subsidiaries, (ii) optimize our capital expenditures, (iii) access the financing proposed to be provided in conjunction with the Restructuring, (iv) effectively manage our working capital and (v) improve our cash flows from operations. Completion of the foregoing actions is not solely within our control, and we may be unable to successfully complete one or all of these actions. If we become unable to continue as a going concern, we will need to liquidate our assets and we might receive significantly less than the values at which they are carried on our consolidated financial statements. The financial information included herein does not contain any adjustments should we be unable to continue as a going concern.
     There can be no assurance that we will be able to consummate the Restructuring. Furthermore, we may be unable to maintain adequate liquidity prior to the Restructuring or otherwise, and, as a result, we may be required to seek protection pursuant to a voluntary bankruptcy filing under Chapter 11 or pursue similar proceedings in foreign jurisdictions.
     Our financial information was prepared on a going concern basis at September 30, 2010, which contemplates continuity of operations, realization of assets and the satisfaction of liabilities in the normal course of business. Amounts in this Section reflecting U.S. Dollar equivalents for foreign denominated debt amounts are translated at currency rates in effect at September 30, 2010.

     At September 30, 2010, we had available cash of $24 million. Our working capital and cash flows from operations are directly related to fleet and asset utilization and day rates. We require continued access to capital to fund ongoing operations, discretionary capital expenditures and debt service. Our ability to generate or access cash is subject to events beyond our control, such as, expenditures for exploration, development and production activity, global consumption of refined petroleum products, general economic, financial, competitive, legislative, regulatory and other factors. In light of the recent financial turmoil, we may be exposed to credit risk relating to certain of our customers. Depending on the market demand for our vessels and other growth opportunities that may arise, we may require additional debt or equity financing. Subsequent to September 30, 2010, the Company drew down the remainder of the $7 million available under the Priority Credit Facility on December 6, 2010 and retained $20 million of the proceeds associated with the sale of the Trico Sabre and the Trico Star on December 17, 2010. Subsequent to September 30, 2010, the Company received $18.5 million in settlement of claims relating to Tebma. No additional amounts are available under our credit facilities.
     Liquidity Sufficiency
     Our cash and credit capacity have not been sufficient to enable us to meet our obligations and our forecasted cash and available credit capacity are not expected to be sufficient to meet our other commitments as they come due over the next twelve months. In addition, we are not in compliance with our debt covenants and certain other provisions of our credit agreements and we do not expect that we will be able to comply with our debt covenants going forward. We also do not expect to be able to meet all of the debt service requirements in regards to scheduled interest payments on the Notes.
     We did not make the scheduled interest payment of $24 million on the Notes due November 1, 2010. Additionally, the terms of our credit agreements require that some or all of the proceeds from certain asset sales, be used to permanently reduce outstanding debt which could substantially reduce the amount of proceeds we retain and reduce our available cash.
     In our 2009 Form 10-K and our Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, we indicated that our forecasted cash and available credit capacity were not expected to be sufficient to meet our commitments as they came due over the subsequent twelve months and that we would not be able to remain in compliance with our debt covenants without completing certain actions to increase our level of liquidity. We continue to pursue a number of actions including (i) the Restructuring, (ii) optimizing our capital expenditures, (iii) obtaining waivers or amendments from our lenders, (iv) effectively managing our working capital and (v) improving our cash flows from operations in order to increase our liquidity. For the nine months ended September 30, 2010, we have made progress toward completing certain of these actions. These actions include receiving approximately $15.4 million in net proceeds from asset sales and receiving a $9.3 million tax refund at Trico Shipping. There was $7 million of availability on our credit facilities as of September 30, 2010, and in December 2010, we met the requirements to drawdown. Additional liquidity will need to be generated from some or all of the previously mentioned actions in order for us to have sufficient liquidity to meet our commitments as they come due. There can be no assurance that sufficient liquidity can be raised from one or more of these actions and/or that these actions can be completed within the period needed to meet certain obligations. Furthermore, meeting our obligations and commitments may leave us with little or no liquidity to operate our business. Additionally, our ability to complete the Restructuring and refinance our existing indebtedness on commercially reasonably terms may be materially and adversely impacted by our financial condition and the current credit market conditions. If we are unable to complete the Restructuring and some or all of the above actions, we will not be able to maintain sufficient liquidity to meet our obligations. Due to the defaults mentioned above on the Notes, the Priority Credit Facility, and the Working Capital Facility, all of our debt has been classified as current as of September 30, 2010.
     Our inability to meet our past and current commitments and uncertainties associated with our ability to meet our other commitments as they come due, comply with our debt covenants or repay our outstanding debt and meet certain other obligations raises substantial doubt about our ability to continue as a going concern. The financial statements and other financial information included in this report do not include any adjustments related to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might result from the uncertainty associated with our ability to meet our obligations as they come due.
     Other Liquidity Items
     Our debt as of the dates indicated below was as follows (in thousands):

	Current Debt at	December 31, 2009
	September 30, 2010	Current	Long-Term	Total
$22.0 million Priority Credit Facility, maturing on September 21, 2011	$15,000	$—	$—	$—
$400.0 million face amount, Notes, interest payable semi-annually in arrears, maturing on November 1, 2014	400,000	—	385,925	385,925
$65 million Working Capital Facility, maturing December 2011 and January 2014	34,162	20,000	—	20,000
Motor vehicle leases	60	87	47	134

Total debt	$449,222	$20,087	$385,972	$406,059

     The following table summarizes the financial covenants under our debt facilities.

Facility	Lender(s)	Borrower	Guarantor	Financial Covenants
Priority Credit Facility	Various	Trico Shipping	Trico Supply and subsidiaries	(1), (2)
Notes	Various	Trico Shipping	Trico Supply and subsidiaries, Trico Marine Services, Trico Holdco and Trico Cayman	(1), (3)
Working Capital Facility	Nordea Bank Finland PLC / Unicredit AG (“Unicredit”)/Tennenbaum DIP Opportunity Fund LLC/Tennenbaum Opportunities Partners V, LP/Special Value Continuation Partners LP	Trico Shipping	Trico Supply and subsidiaries, Trico Marine Services, Trico Holdco and Trico Cayman	(1), (3)

(1)	Minimum cash and cash equivalents, or liquidity, of Trico Supply, Trico Shipping and Trico Shipping’s subsidiaries that guarantee the debt, on a consolidated basis, of no less than $20 million ($15 million for the months of February and March 2011 if Trico Shipping does not receive anticipated refunds prior to the end of either month) as of the end of each fiscal month during the forbearance period. Cash and cash equivalents totaled $24.1 million as of September 30, 2010 for the above-referenced guarantors.

(2)	Minimum cash and cash equivalents, or liquidity, of Trico Supply, Trico Shipping and Trico Shipping’s subsidiaries that guarantee the debt, on a consolidated basis, of no less than $5 million for each month end commencing October 31, 2010.

(3)	Minimum consolidated cash flow of Trico Supply for the preceding twelve-month period measured as of the end of each fiscal month during the forbearance period.
Note: Other covenant related definitions are defined in the respective credit agreements as previously filed with the SEC.
     Our most restrictive covenants are as follows:

Minimum
		Minimum		Requirement to be	Requirement to be
	Financial	Requirement as of	September 30, 2010	met on November	met on December
Facility	Covenant	September 30, 2011	results	30, 2010	31, 2010
Priority Credit Facility	Liquidity	N/A	N/A	$5 million	$5.0 million
Priority Credit Facility	LTM Consolidated Cash Flow	$36.1 million	$33.4 million	$43.9 million	$47.1 million
Notes and Working Capital Facility	Liquidity	$20 million	N/A	$20 million	$20.0 million
Notes and Working Capital Facility	LTM Consolidated Cash Flow	$45.9 million	$33.4 million	$58.5 million	$61.0 million

     The Notes restrict Trico Supply and its direct and indirect subsidiaries from incurring additional indebtedness unless the consolidated leverage ratio, which includes certain intercompany indebtedness, is less than 3.0:1 subsequent to the incurrence of additional indebtedness. The Notes also limit the ability of Trico Supply and its subsidiaries to pay interest on existing intercompany debt agreements to Trico Marine Services and certain of its subsidiaries unless the fixed charge coverage ratio is less than 2.5:1. Trico Supply is not in compliance with these limits.
     Cross Default and Cross Acceleration Provisions. Our debt agreements contain significant cross default and/or cross acceleration provisions pursuant to which a default under one agreement can cause events of default under the other agreements and enable the lenders or debenture holders (or a trustee or agent acting on their behalf) under the other agreements to accelerate repayment of our obligations under these agreements. These cross default/cross acceleration provisions include, but are not limited to, the following:
•	The Notes allow the lenders to accelerate such indebtedness if there is a default on other indebtedness (other than debt of, or guaranteed by, us, Trico Holdco and Trico Cayman during the forbearance period) and that default: (i) is caused by a failure to make any payment when due at the final maturity of such indebtedness; or (ii) results in the acceleration of such indebtedness prior to its express maturity, and, in each case, the principal (or face) amount of any such indebtedness, together with the principal (or face) amount of any other indebtedness with respect to which an event described herein has occurred, aggregates $20.0 million or more. During the forbearance period, the cross default provision does not apply to either the 8.125% Debentures or 3.0% Debentures. The lenders may also accelerate such indebtedness if there is a default under the Working Capital Facility which is caused by a failure to make any payment when due at final maturity or results in the acceleration of such indebtedness prior to its express maturity.

•	The Working Capital Facility allows the lenders to accelerate such indebtedness and requires immediate repayment if there is an event of default under the U.S. Credit Facility (other than during the forbearance period) that is continuing or if we or any of our subsidiaries were to be in default on more than $10 million ($5 million during the forbearance period) in other indebtedness (other than debt of, or guaranteed by, us, Trico Holdco and Trico Cayman during the forbearance period), including the Notes, the effect of which is to cause or permit the holders of such indebtedness (or trustee or agent on their behalf) to cause (without regard to any notice) any such indebtedness to become due prior to its stated maturity.

•	The Priority Credit Facility allows the lenders to accelerate such indebtedness and requires immediate repayment if there is an event of default under the Notes or the Working Capital Facility (other than during the forbearance period) that is continuing or if we or any of our subsidiaries were to be in default on more than $10 million ($5 million during the forbearance period) in other indebtedness (other than debt of, or guaranteed by, us, Trico Holdco and Trico Cayman during the forbearance period), including the Notes, the effect of which is to cause or permit the holders of such indebtedness (or trustee or agent on their behalf) to cause (without regard to any notice) any such indebtedness to become due prior to its stated maturity.
     Recent Amendments and Waivers. Please see “Existing Indebtedness” for recent amendments and waivers for the Working Capital Facility and the Priority Credit Facility.
     Our Capital Requirements
     Our ongoing capital requirements arise primarily from our need to improve and enhance our current service offerings, invest in upgrades of existing vessels, acquire new assets and provide working capital to support our operating activities and service debt

     Contractual Obligations
     The following table summarizes our material contractual commitments at September 30, 2010. Future payment timing and amounts may be modified as a result of the Restructuring.

	Payments Due by Period
		Less than	2-3	4-5	More than
	Total	1 Year	Years	Years	5 Years
	(in thousands)
Debt, including accrued interest(*)	$470,702	$470,702	$—	$—	$—
Time charter and equipment leases	214,193	86,659	71,526	43,224	12,784
Operating lease obligations	10,066	2,153	2,284	1,762	3,867
Pension obligations	6,979	3,124	655	708	2,492

Total	$701,940	$562,638	$74,465	$45,694	$19,143

(*)	No cash payments expected to be made as debt and accrued interest to be forgiven in connection with the Exchange Offer.
     Cash Flows
     The following table sets forth the cash flows for the periods presented (in thousands):

	Nine Months Ended September 30,
	2010	2009
Net cash (used in)/provided by operating activities	$(9,666)	$55,760
Net cash (used in)/provided by investing activities	(20,302)	(36,699)
Net cash (used in)/provided by financing activities	13,218	(59,224)
Effect of exchange rate on cash and cash equivalents	623	9,247
     Our primary sources of cash flow during the nine months ended September 30, 2010 were net proceeds from asset sales of $15.4 million, a tax refund at our Trico Shipping subsidiary of $9.3 million, and proceeds from the issuance of credit facilities of $29.1 million. The primary uses of cash were for the payments on debt between subsidiaries of $16.5 million and purchases of new build vessels and maintenance of other property and equipment of $36.9 million. During the nine months ended September 30, 2010, our cash balance decreased $16.1 million to $24.1 million from $40.2 million at December 31, 2009.
     Net cash used in operating activities for the nine months ended September 30, 2010 was $9.7 million, a decrease of $65.4 million from the same period in 2009. Significant components of cash used in operating activities during the nine months ended September 30, 2010 included a net loss of $258.2 million partially offset by $238.2 million of non-cash items and $10.3 million of changes in working capital and other asset and liability balances resulting in an increase of cash. Included in our operating cash flows for the nine months ended September 30, 2010 was $9.9 million of reorganization expenditures related to pursuing measures to improve our liquidity and capital structure.
     Net cash used in investing activities was $20.3 million for the nine months ended September 30, 2010, compared to $36.7 million for the same period in 2009. Our investing cash flows in 2010 primarily reflect $36.9 million of additions to property and equipment partially offset by $15.4 million of net proceeds from asset sales of one vessel in 2010. Our investing cash flows in 2009 primarily reflect $64.2 million of additions to property and equipment partially offset by $26.2 million of proceeds from asset sales of one vessel in 2009.
     Net cash provided by financing activities was $13.2 million for the nine months ended September 30, 2010, compared to cash used of $59.2 million for the same period in 2009. Our 2010 amount primarily includes proceeds from the issuance of credit facilities in the amount of $29.1 million and capital contributions of $7.0 million partially offset by payments on debt between subsidiaries of $16.5 million and debt issuance costs related to additional funding received during 2010 of $6.4 million. The 2009 amount includes net repayments of debt of approximately $52.2 million and payments on debt between subsidiaries of $27.1 million partially offset by a capital contribution of $20.5 million.
Quantitative and Qualitative Disclosures About Market Risk
     Our market risk exposures primarily include interest rate and exchange rate fluctuations on financial instruments as detailed below. The following Sections address the significant market risks associated with our financial activities. Our exposure to market risk as discussed below includes “forward-looking statements” and represents estimates of possible changes in fair values, future earnings or cash flows that would occur assuming hypothetical future movements in foreign currency exchange rates or interest rates. Our views on market risk are not necessarily indicative of actual results that may occur and do not represent the maximum possible gains and losses that may occur, since actual gains and losses will differ from those estimated, based upon actual fluctuations in foreign currency exchange rates, interest rates and the timing of transactions.
Foreign Currency Exchange Rate Risk
     Our consolidated reporting currency is the U.S. Dollar although all operations are located outside the United States. Our subsidiaries use functional currencies including the U.S. Dollar, the Norwegian Kroner, the Euro and the British Pound. Thus, we are primarily exposed to fluctuations in the foreign currency exchange rates for the Norwegian Kroner, the Euro and the British Pound relative to the U.S. Dollar. As a result, the reported amount of our assets and liabilities related to our non-U.S. operations and, therefore, our consolidated financial statements will fluctuate based upon changes in currency exchange rates.
     We manage foreign currency risk by attempting to match foreign denominated revenues with expenses in the same currency. To the extent that our foreign subsidiaries revenues are denominated in U.S. Dollars on a functional currency entity, changes in foreign currency exchange rates impact our earnings. This is somewhat mitigated by the amount of foreign subsidiary expenses that are also denominated in U.S. Dollars. We do not hedge currency risks and there were no foreign exchange contracts outstanding during 2010.
     Foreign exchange gain (loss) for the three and nine months ended September 30, 2010 was $67.5 million and $0.9 million compared to $30.5 million and $33.0 million in the prior periods. The significant fluctuation from prior years is due to the change of our $200 million Revolving Credit Facility from a NOK denominated loan in June 2009 to a U.S. Dollar denominated loan, the issuance of the Notes on October 30, 2009 and certain intercompany notes denominated in currencies other than the functional currency.
     The Notes are U.S. Dollar denominated debt recorded on Norwegian Kroner functional books. A 10% change in the exchange rate between the U.S. Dollar and the Norwegian Kroner could cause approximately a $40 million increase or decrease to our foreign exchange gain (loss) in the statements of operations related to the Notes. Additionally, we are required to pay the interest on the $400 million Notes in U.S. Dollars. A 10% change in the exchange rate between the U.S. Dollar and the Norwegian Kroner could cause a $5 million increase or decrease to our foreign exchange gain (loss) in the statements of operations related to the interest expense on the $400 million Notes.
     We do establish intercompany loans from time to time in order to facilitate the movement of cash between subsidiaries. Only intercompany loans that are expected to be repaid in the future and are denominated in a currency other than the functional currency of the books where they are recorded generate foreign currency gains and losses. When establishing such loans, we try to structure them in order to mitigate any potential foreign currency exposure. A 10% change in the exchange rate between the U.S. Dollar and the Norwegian Kroner would result in an $8 million increase or decrease to our foreign exchange gain (loss) in the statements of operations related to certain of our intercompany loans. A 10% change in the exchange rate between the U.S. Dollar and the British Pound would result in an increase or decrease to our foreign exchange gain (loss) of $4 million.